Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Announces Second Quarter 2009 Results

•	Earnings from continuing operations for Q2 2009 of $0.27 per diluted share
•	EBITDA(2) from continuing operations of $28.6 million
•	Maintains financial flexibility with $245 million cash balance

HOUSTON, TX, AUGUST 5, 2009 — Willbros Group, Inc. (NYSE: WG) today reported its results for the second quarter 2009.  On revenue of $354.5 million, Willbros reported that net income for the second quarter 2009 was $8.9 million, or $0.23 per diluted share compared to net income of $18.8 million, or $0.47 per diluted share for the quarter ended June 30, 2008.

Randy Harl, President and Chief Executive Officer, commented, “Our balance sheet remains strong and continues to provide us the financial flexibility to deliver on our strategic initiatives to transform Willbros into a significant global participant in the engineering and construction industry. We continue to make progress advancing our long term strategy of diversifying our geography, end markets and service offerings, as highlighted by our acquisition of the engineering business of the Wink Companies, which completes our downstream EPC capability. Our Upstream engineering, procurement and construction, (EPC) capability has been a powerful differentiator for us; with the Wink acquisition, we can now offer integrated EPC services in the Downstream market as well.

Our initiative to diversify our markets is also progressing as we were selected as an Indefinite Delivery Indefinite Quantity (IDIQ) contractor by the U.S. Navy, Naval Facilities Engineering Command (NAVFAC) which will give us the opportunity to compete for future task orders to perform assessments, inspections, repairs, and construction services for U.S. Navy fuel systems worldwide. We are excited about the opportunity to participate in this $350 million contract and are confident that we can leverage this opportunity and our capabilities and experience providing fuel systems to the U.S. armed forces into meaningful revenue and income going forward.

Additionally, our focus on developing a revenue base with a greater portion of recurring services and lifecycle extension activities has the potential to mitigate the volatility associated with capital projects and provides us a more stable revenue base going forward.

I’m pleased with the solid execution on fixed price work in our Upstream segment, which has validated our investment in procedures, processes and controls to improve our project execution.  We continue to focus on operational, business development and cost initiatives to address the near term market while positioning the company for continued profitable activity, a return to a growth environment and future strategic acquisition opportunities.”

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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038

Second Quarter 2009 Continuing Operations

The Company reported revenue from continuing operations of $354.5 million in the second quarter of 2009 compared to $467.7 million in the second quarter of 2008. The 24 percent decrease in revenue was due to lower levels of activity in both Upstream and Downstream Oil & Gas segments, which resulted from declines in available capital projects and delay of non-critical maintenance activities.  During the second quarter of 2009, the Upstream Oil & Gas segment generated $261.4 million of revenue.  This is a 22 percent decrease in revenue compared to the same quarter last year.  These year over year decreases resulted from (1) the completion of several EPC projects, which wrapped up late in 2008 and early 2009, (2) a major pipeline project which was completed in early 2009 and (3) reduced levels of engineering services.  These decreases were partially offset by increased revenue and operating income from the company’s Canadian operations.

The Downstream segment generated revenue of $93.1 million, a decrease of 29 percent compared to the second quarter of last year, a result of a more rapid and sustained drop off in activity than expected as customers delayed both capital and certain maintenance spending in response to their challenging market conditions. As a result, the Company is actively addressing its cost structure in the Downstream segment, as well as across the entire business, with the objective of balancing the opportunities in the current market with those it expects to see in 2010.  The Downstream segment, which benefited from multiple fixed price capital projects in the second quarter of 2008, was also impacted by change orders, which have not yet been approved by the clients, associated with facilities projects in the second quarter of 2009.

Backlog(1)

At June 30, 2009, Willbros reported backlog(1) from continuing operations of $387.2 million compared to $655.5 million at December 31, 2008. At June 30, 2009, approximately 68 percent of backlog was cost reimbursable contracts.

Guidance

Van Welch, Chief Financial Officer, commented, “Our visibility for the second half of 2009 continues to be limited due to the rapidly changing business environment.  With that in mind, we expect revenue for 2009 to be in the range of our previous guidance of $1.1 - $1.3 billion, and we now expect earnings to range towards the lower end of our previous guidance of $0.80 - $1.10 per diluted share.”

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, August 6, 2009 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. Second Quarter 2009 Earnings Conference Call

When:	Thursday, August 6, 2009 – 9:00 a.m. Eastern Time

2 of 5
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038

Where:	Live via phone by dialing 877-852-6583 or 719-325-4799, passcode 4923476, and asking for the Willbros call at least 10 minutes prior to the start time.

Where:	Live over the Internet by logging onto www.willbros.com on the home page under Events.

A telephonic replay of the conference call will be available through August 20, 2009 and may be accessed by calling 888-203-1112 or 719-457-0820 and using the passcode 4923476.  Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life cycle extension services and facilities development and operations services to industry and government entities worldwide.  For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including  the potential for  investigations; additional disruptions to the global credit markets; the current global recession;  fines and penalties by government agencies; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to introduce new services to the markets served; ability to remain in compliance with, or obtain waivers under, the Company's loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand, the amount and location of planned pipelines, the refinery crack spread and planned refinery outages and upgrades, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas, power, refining and petrochemical industries; changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

TABLE TO FOLLOW

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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038

WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Income Statement
Contract revenue
Upstream O&G	$261,389	$336,750	$624,891	$728,642
Downstream O&G	93,094	130,967	193,517	230,709
	354,483	467,717	818,408	959,351

Operating expenses
Upstream O&G	242,409	312,731	577,142	673,018
Downstream O&G	93,180	118,581	196,277	214,624
	335,589	431,312	773,419	887,642

Operating income (loss)
Upstream O&G	18,980	24,019	47,749	55,624
Downstream O&G	(86)	12,386	(2,760)	16,085
Operating income (loss)	18,894	36,405	44,989	71,709

Other expense
Interest - net	(2,011)	(2,333)	(4,116)	(4,716)
Other - net	(217)	573	108	146
	(2,228)	(1,760)	(4,008)	(4,570)
Income from continuing operations before income taxes	16,666	34,645	40,981	67,139
Provision for income taxes	5,675	14,576	13,915	28,393
Income from continuing operations before noncontrolling interest	10,991	20,069	27,066	38,746
Less: Income attributable to noncontrolling interest	(423)	(563)	(1,171)	(1,020)
Income from continuing operations attributable to Willbros Group, Inc.	10,568	19,506	25,895	37,726
Income (loss) from discontinued operations net of provision for income taxes	(1,660)	(736)	(1,500)	1,823
Net income attributable to Willbros Group, Inc.	$8,908	$18,770	$24,395	$39,549
Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$0.27	$0.51	$0.67	$0.99
Discontinued operations	(0.04)	(0.02)	(0.04)	0.05
	$0.23	$0.49	$0.63	$1.04
Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$0.27	$0.49	$0.66	$0.95
Discontinued operations	(0.04)	(0.02)	(0.03)	0.04
	$0.23	$0.47	$0.63	$0.99
Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$10,864	$25,945	$67,967	$61,326
Investing activities	1,582	(7,002)	(1,558)	(9,587)
Financing activities	(22,540)	(19,002)	(29,367)	(27,435)
Foreign exchange effects	1,204	804	565	(573)
Discontinued operations	(1,280)	2,855	(79)	2,592

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CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	38,684	38,378	38,624	38,198
Diluted	43,730	43,874	43,641	43,972
EBITDA(2)	$28,591	$48,498	$65,492	$93,622
Capital expenditures	3,474	10,193	6,659	31,623

Reconciliation of Non-GAAP Financial Measure

EBITDA (2)
Net income from continuing operations attributable to Willbrso Group, Inc	$10,568	$19,506	$25,895	$37,726
Interest - net	2,011	2,333	4,116	4,716
Provision for income taxes	5,675	14,576	13,915	28,393
Depreciation and amortization	10,337	12,083	21,566	22,787
EBITDA	$28,591	$48,498	$65,492	$93,622

	6/30/2009	3/31/2009	12/31/2008
Balance Sheet Data
Cash and cash equivalents	$245,392	$255,562	$207,864
Working capital	321,419	307,164	285,166
Total assets	779,096	793,421	787,344
Total debt	102,263	117,723	120,514
Stockholders' equity	477,566	457,770	442,556

Backlog Data (1)
By Reporting Segment
Upstream O&G	$214,441	$349,268	$447,495
Downstream O&G	172,745	188,937	207,999
	$387,186	$538,205	$655,494
By Geographic Area
North America	$358,415	$512,347	$621,313
Middle East	28,771	25,858	34,181
	$387,186	$538,205	$655,494

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.

(2)
EBITDA is earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

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5 of 5
CONTACT:
Michael W. Collier	Connie Dever
Vice President Investor Relations	Director Strategic Planning
Sales & Marketing	Willbros
Willbros	713-403-8035
713-403-8038